Proposed February 2011

18f-3 Multiple Class Plan

Addendum to Exhibit II

The Calvert Fund

    Calvert Government Fund

Class A

Maximum	Maximum
Front-End	12b-1 Fee
Sales Charge
3.75%	0.25%

Class C

Contingent

Maximum

Deferred	12b-1 Fee
Sales Charge
1.00%	1.00%

(if redeemed within one

year of purchase)

Effective Date: April 30, 2011